Exhibit 99.1

Trimble Navigation Limited Announces Pricing of Senior Notes

SUNNYVALE, Calif. – November 19, 2014 – Trimble Navigation Limited (NASDAQ: TRMB) announced that it has priced $400 million of 4.750% Senior Notes due 2024 in an underwritten, registered public offering. Subject to customary closing conditions, the sale of the Senior Notes is expected to close on or about November 24, 2014.

Trimble intends to use the net proceeds from the offering of the Notes, together with borrowings under a new credit agreement, to refinance its existing term loan. Trimble expects to use all proceeds from the offering, to the extent not used to refinance its existing term loan, for general corporate purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering. To obtain a copy of the prospectus and the prospectus supplement for this offering, please contact Merrill Lynch, Pierce, Fenner & Smith Incorporated at One Bryant Park, New York, NY 10036, Attn: Prospectus Department and J.P. Morgan Securities LLC at 383 Madison Ave, New York, NY 10179, Attn: Investment Grade Syndicate Desk or (212) 834-4533.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Forward-looking statements include the anticipated timing of the closing of the offering and the use of proceeds. The timing of the closing of the offering is subject to customary conditions and could be influenced by market factors and unforeseen events, and the use of proceeds will depend on the timing of Trimble’s entry into its new credit agreement, and the funds required for such purpose. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

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Media Contact: LeaAnn McNabb of Trimble: 408-481-7808